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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
THE INTERPUBLIC GROUP OF COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
1271 Avenue of the Americas
New York, New York 10020

April 17, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Tuesday, May 20, 2003. The meeting will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York.

        The business to be considered is described in the attached notice of the meeting and Proxy Statement.

        In addition to these matters, there will be a report on the affairs of Interpublic, an opportunity for questions and comments by stockholders and a showing of selected commercials recently produced by Interpublic's subsidiaries.

        We hope you will be able to attend.

Sincerely,

David A. Bell Chairman of the Board, President and Chief Executive Officer

THE INTERPUBLIC GROUP OF COMPANIES, INC.
1271 Avenue of the Americas
New York, New York 10020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2003

        The Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc. ("Interpublic") will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York, on Tuesday, May 20, 2003, at 9:30 A.M., Eastern Time, for the following purposes:

  1.
  To elect ten directors;

  2.
  To consider and act upon a proposal to amend Interpublic's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.10 par value, of Interpublic to 800 million shares;

  3.
  To consider and act upon a proposal to confirm the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent accountants of Interpublic for the year 2003;

  4.
  To consider and act upon a proposed stockholder resolution regarding Northern Ireland; and

  5.
  To transact such other business as may properly come before the meeting and any adjournment thereof.

        The close of business on March 28, 2003 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

By Order of the Board of Directors,

Nicholas J. Camera Secretary

Dated: April 17, 2003

        Whether or not you plan to attend the meeting in person, please fill in, sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. The proxy is revocable, so that you may still vote your shares in person if you attend the meeting and wish to do so.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY STATEMENT

GENERAL

Introduction

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Interpublic Group of Companies, Inc. ("Interpublic") of proxies to be voted at the Annual Meeting of Stockholders, which will be held in the Auditorium of The Equitable Center, 787 Seventh Avenue, New York, New York, at 9:30 A.M., Eastern Time, on Tuesday, May 20, 2003.

        The address of Interpublic's principal executive office is 1271 Avenue of the Americas, New York, NY 10020. Interpublic's Annual Report to Stockholders together with this Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 17, 2003.

        Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. If you do not attend the Annual Meeting, or if you attend and do not vote in person, the shares represented by your proxy will be voted in accordance with your instructions on the matters set forth in items 1 through 4. If no voting instructions are given with respect to any one or more of the items, a duly executed proxy will be voted on the uninstructed matter or matters as follows:

  •
  FOR the Board's nominees for election as directors,

  •
  FOR the amendment of Interpublic's Restated Certificate of Incorporation to increase the number of authorized Common Stock to 800 million shares,

  •
  FOR the confirmation of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent accountants for 2003, and

  •
  AGAINST the stockholder resolution regarding Northern Ireland.

        A duly executed proxy also may be voted in the discretion of the proxy holders on any other matter submitted to a vote at the meeting.

Outstanding Shares

        The record date for the Annual Meeting is March 28, 2003. The outstanding capital stock of Interpublic at the close of business on March 28, 2003 consisted of 387,908,025 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters that are submitted to a vote of stockholders at the meeting. The following table sets forth information concerning direct and indirect beneficial ownership of Interpublic's Common Stock as of December 31, 2002 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class
Harris Associates L.P. Harris Associates, Inc. Two North LaSalle Street Suite 500 Chicago, Illinois 60602	21,892,997	(2)	5.66%
Pacific Financial Research, Inc. 9601 Wilshire Boulevard Suite 800 Beverly Hills, California 90210	23,826,375	(3)	6.16%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	47,683,960	(4)	12.34%

(1)
Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days—for example, through the conversion of notes.

(2)
This disclosure is based on information supplied by Harris Associates L.P. ("Harris") and Harris Associates Inc., as the general partner of Harris in a Schedule 13G filed with the Securities and Exchange Commission on or about February 6, 2003. In this Schedule 13G, Harris reported that it is an investment advisor to various clients and also serves as investment advisor to Harris Associates Investment Trust, and that it has shared voting power with respect to 21,892,997, shares of Common Stock, sole dispositive power with respect to 15,852,997 shares of Common Stock and shared dispositive power with respect to 6,040,000 shares of Common Stock.

(3)
Based on information supplied by Pacific Financial Research, Inc. ("Pacific") in a Schedule 13G filed with the Securities and Exchange Commission on or about February 14, 2003, in which Pacific reported that it is an investment adviser that has sole voting power with respect to 21,572,875 shares of Common Stock and sole dispositive power with respect to 23,826,375 shares of Common Stock.

(4)
Based on information supplied by Capital Research and Management Company ("Capital") in a Schedule 13G filed with the Securities and Exchange Commission on or about February 10, 2003, in which Capital reported that it is an investment adviser that has sole dispositive power with respect to 47,683,960 shares of Common Stock including 796,260 shares issuable upon the assumed conversion of $43,668,000 principal amount of Interpublic's 1.87% Convertible Subordinated Notes due 2006.

        The following table sets forth information concerning the direct and indirect beneficial ownership of Interpublic's Common Stock as of March 14, 2002 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner(1)	Common Stock Ownership (2)(3)(4)	Options Exercisable Within 60 Days	Total
David A. Bell	624,397	370,728	995,125
Frank J. Borelli	10,500	10,934	21,434
Reginald K. Brack	15,500	6,510	22,010
Jill M. Considine	9,000	6,510	15,510
John J. Dooner, Jr.	1,153,529	763,240	1,916,769
Richard A. Goldstein	7,031	0	7,031
H. John Greeniaus	38,000	1,899	39,899
James R. Heekin III	279,863	368,100	647,963
Bruce S. Nelson	41,375	25,000	66,375
Sean F. Orr	125,123	156,800	281,923
Michael I. Roth	8,000	0	8,000
J. Brendan Ryan	88,471	513,912	602,383
J. Phillip Samper	13,200	13,756	26,956
Gunnar Wilmot	21,060	64,440	85,500
All directors and executive officers as a group	2,790,618	2,804,089	5,594,707

(1)
Mr. Heekin's employment with McCann-Erickson WorldGroup was terminated on February 27, 2003.
(2)
Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days—for example, through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 2002 Performance Incentive Plan, the 1997 Performance Incentive Plan and the Interpublic Outside Directors' Stock Incentive Plan due to the right of the persons identified to exercise voting power with respect to the shares.
(3)
No individual identified in the table has beneficial ownership of more than 1% of the outstanding shares of Common Stock. The directors and executive officers as a group beneficially own 1.44% of the outstanding shares.
(4)
Except for certain shares of Common Stock held by Messrs. Bell and Ryan, the beneficial ownership shown is direct. The Shares owned by Mr. Bell include 93,980 shares owned in his account under The Interpublic Group of Companies, Inc. Savings Plan and 8,047 shares owned under a trust. The Shares owned by Mr. Ryan include 8,176 shares owned in his account under The Interpublic Group of Companies, Inc. Savings Plan. The Shares owned by all directors and executive officers as a group, including Messrs. Bell and Ryan, include 17,188 shares owned under The Interpublic Group of Companies, Inc. Savings Plan.

Voting

        Election of directors will be decided by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote. Approval of Item 2 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Approval of Items 3 and 4 will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Interpublic's transfer agent tabulates the votes. Abstentions and broker non-votes are each tabulated separately and are counted as shares present for the purpose of determining whether there is a quorum present for the conduct of business at the Annual Meeting. For Item 2, both abstentions and broker non-votes will constitute a vote against the matter. For Items 3 and 4, shares that are the subject of an abstention are included, as shares entitled to vote on the matter and, therefore, have the same effect as a vote against the matter, and shares, if any, that are the subject of a broker non-vote with respect to a particular matter are not included as shares entitled to vote on that matter.

Stockholders' Proposals To Be Presented At 2003 Annual Meeting

        Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders scheduled to be held on May 20, 2004, must be received by Interpublic by December 22, 2003, and must comply with applicable Securities and Exchange Commission regulations, in order to be considered for inclusion in Interpublic's Proxy Statement and form of proxy relating to that meeting. If notice of a proposal intended to be presented at the Annual Meeting is not received by Interpublic before March 3, 2004, the persons named as proxies in Interpublic's 2004 proxy material will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary authority to vote on the matter.

1. ELECTION OF DIRECTORS

        The Board of Directors, on the recommendation of the Corporate Governance Committee, has nominated the individuals listed below as its candidates for election as directors at the Annual Meeting. Persons elected as directors at the annual Meeting will hold office until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Certain biographical information concerning each of the nominees is provided below. All of the nominees are currently serving as directors of Interpublic. The Board of Directors believes that each of the nominees will be available and able to serve as a director. However, if for any reason any of the nominees is unable to serve, all proxies will be voted for the remainder of the nominees and, unless the size of the Board of Directors is reduced, for a replacement nominee designated by the Board of Directors having due regard for any recommendation of the Corporate Governance Committee.

        The following information with respect to the principal occupation or employment, recent employment history, age and directorships in other companies is as of March 28, 2003, and has been furnished or confirmed to Interpublic by the respective nominees. The information provided also identifies the committees of the Board of Directors on which each director serves.

        DAVID A. BELL became Chairman of the Board, President and Chief Executive Officer of Interpublic, effective February 27, 2003. Prior to that time, he was Vice Chairman of Interpublic from June 2001 to February 2003. Mr. Bell also served as a director of Interpublic between June 2001 and February, 2002. Mr. Bell served as Chairman and Chief Executive Officer of True North Communications, Inc. ("True North") from April 1999 through June 2001. From 1994 through March 1999, Mr. Bell served as President and Chief Executive Officer of Bozell Group, Inc. (formerly Bozell Worldwide, Inc.), a subsidiary of True North. Mr. Bell has been a director of Interpublic since February 2003. He is a director of Primedia Inc. Age 59.

        FRANK J. BORELLI has been Senior Advisor to Marsh & McLennan Companies, Inc. ("Marsh & McLennan") since his retirement on January 2, 2001. Prior to that time he was Senior Vice President of Marsh & McLennan from January through December 2000 and was Senior Vice President and Chief Financial Officer from 1984 through 1999. He is a director of Express Scripts, Inc. and was a Director of Marsh & McLennan until September 30, 2000. Mr. Borelli is past Chairman and Director of the Financial Executives International and is also a member of the Board of Trustees of the National Multiple Sclerosis Society, a Trustee of St. Thomas Aquinas College and Chairman of the Nyack Hospital. Mr. Borelli has been a director of Interpublic since 1995. Age 67.

Presiding Director.

        REGINALD K. BRACK is the Former Chairman and Chief Executive Officer of Time, Inc. From September 1994 to June 1997, Mr. Brack was Chairman of Time, Inc. and was its Chairman, President and Chief Executive Officer from December 1986 until August 1994. Mr. Brack is also a director of Quebecor World, Inc. Mr. Brack has been a director of Interpublic since 1996. Age 65.

Chairman of the Compensation Committee. Member of the Audit, Executive Policy and Corporate Governance Committees.

        JILL M. CONSIDINE has been Chairman and Chief Executive Officer of The Depository Trust & Clearing Corporation since November 1999. The Depository Trust & Clearing Corporation is a holding company that is the parent of various securities clearing corporations and The Depository Trust Company which is a large securities depository limited purpose trust company and clearing corporation. She has been Chairman and Chief Executive Officer of The Depository Trust Company since January 1999. She was President of the New York Clearing House Association from 1993 to 1998. She is a trustee of Atlantic Mutual Insurance Companies. She also is a director of Ambac Financial Group, Inc. Ms. Considine has been a director of Interpublic since February 1997. Age 58.

Chairman of the Corporate Governance Committee. Member of the Audit, Finance, and Executive Policy Committees.

        JOHN J. DOONER, JR. became Chairman and Chief Executive Officer of Interpublic's McCann-Erickson WorldGroup, effective February 27, 2003. Prior to that time, Mr. Dooner served Chairman of the Board, President and Chief Executive Officer of Interpublic, from December 2000 to February 2003. Mr. Dooner was President and Chief Operating Officer of Interpublic from April 1, 2000 through December 14, 2000. Mr. Dooner was Chairman and Chief Executive Officer of McCann-Erickson WorldGroup from 1995 through March 2000 and previously was Chief Executive Officer of McCann-Erickson Advertising Worldwide from 1994 to 1995. From 1992 to 1994, Mr. Dooner was President of McCann-Erickson Advertising Worldwide. He served as President of McCann-Erickson North America from 1988 to 1992. Mr. Dooner has been a director of Interpublic since 1995. Age 54.

        Member of the Finance and Executive Policy Committees.

        RICHARD A. GOLDSTEIN became Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. in June 2000. He served as Business Group President of Unilever North American Foods from 1996 to June 2000 and as President and Chief Executive Officer of Unilever United States, Inc. from 1989 to 1996. Prior to that time, Mr. Goldstein served as Chairman and Chief Executive Officer of Unilever Canada Limited from 1984 to 1989. Mr. Goldstein has been a director of Interpublic since 2001. He also is a director of Legacy Hotels and of Fiduciary Trust Company International and Continuum Health Partners. Age 61.

Member of the Audit and Corporate Governance Committees.

        H. JOHN GREENIAUS has been President of G-Force, Inc. since 1998. He was Chairman and Chief Executive Officer of Nabisco, Inc. from 1993 through 1997. Mr. Greeniaus has been a director of Interpublic since December 2001. He is a director of Primedia Inc. Age 58.

        Member of the Compensation and Finance Committees.

        SEAN F. ORR has been Executive Vice President, Chief Financial Officer of Interpublic since June 1999 and a director of Interpublic since February 2000. Mr. Orr was Senior Vice President and Controller of Pepsico, Inc. from 1998 through June 1999. Prior to that time, he was Executive Vice President and Chief Financial Officer of the Frito Lay Company from 1994 through 1997. Age 48.

        Chairman of the Finance Committee.

        MICHAEL I. ROTH    has been Chairman and Chief Executive Officer of The MONY Group Inc. ("MONY") since February 1994. Mr. Roth has been a director of Interpublic since February 2002. He is also a director of Pitney Bowes Inc. Age 57.

        Chairman of the Audit Committee. Member of the Compensation and Finance Committees.

        J. PHILLIP SAMPER    Managing Director and Co-Founder of Gabriel Venture Partners L.L.C. since December 1998, was Chief Executive Officer and President of Avistar Systems Corp. from 1997 to October 1998. Prior to that time, Mr. Samper was Chairman, Chief Executive Officer and President of Quadlux, Inc. from 1996 to 1997. He was Chairman and Chief Executive Officer of Cray Research, Inc. during 1995 and was President of Sun Microsystems Computer Corporation from 1994 to 1995. Mr. Samper was Vice Chairman and Executive Officer of the Eastman Kodak Company from 1986 to 1989 and a member of the Board of Directors from 1983 to 1989. He was President and Chief Executive Officer of Kinder-Care Learning Centers from 1990 to 1991. Mr. Samper has been a director of Interpublic since 1990. Age 68.

        Member of the Compensation and Corporate Governance Committees.

PRINCIPAL COMMITTEES OF THE BOARD OF DIRECTORS

        Executive Policy Committee—The Executive Policy Committee is authorized to exercise when the Board of Directors is not in session all powers of the Board of Directors which, under Delaware law and the By-Laws of Interpublic, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors. The Executive Policy Committee did not hold any meetings in 2002.

        Finance Committee—The Finance Committee is authorized to review the financial affairs of Interpublic and make recommendations with respect thereto to the Board of Directors. It also approves capital budgets, guarantees by Interpublic of obligations of subsidiaries and affiliates and certain capital transactions (including mergers and acquisitions), and is the committee that administers the Interpublic Retirement Account Plan. The Finance Committee held six meetings in 2002.

        Compensation Committee—The Compensation Committee is responsible for approving the compensation paid to officers of Interpublic and its subsidiaries. For these purposes, compensation is deemed to include: (1) salary, (2) deferred compensation, (3) bonuses and other extra compensation of all types, including long-term performance incentive awards under Interpublic's 2002 Performance Incentive Plan,(4) insurance paid for by Interpublic or any of its subsidiaries other than group plans, (5) annuities and individual retirement arrangements and (6) Special Deferred Benefit Arrangements. The Compensation Committee also administers the 2002 Performance Incentive Plan (and its predecessors, the 1997 Performance Incentive Plan, the Long-Term Performance Incentive Plan, the Management Incentive Compensation Plan, the 1996 Stock Incentive Plan and the 1986 Stock Incentive Plan), the 1986 United Kingdom Stock Option Plan and the Employee Stock Purchase Plan (1995). The Compensation Committee held five meetings in 2002.

        Corporate Governance Committee—The Corporate Governance Committee, formed on July 25, 2002 to, in part, replace the Nominating Committee, is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors. Stockholders who desire to recommend nominees for election at the Annual Meeting may do so by writing to the Secretary of Interpublic at Interpublic's principal executive office set forth in the second paragraph on page 1 of this Proxy Statement. Any such recommendation should be submitted prior to December 31 of the year preceding the Annual Meeting of Stockholders in question, and the recommendation will be given consideration by the Corporate Governance Committee. The Corporate Governance committee also reviews and makes recommendations regarding Interpublic's general governance practices. The Corporate Governance Committee held two meetings in 2002.

        The Nominating Committee was discontinued and replaced by the Corporate Governance Committee on July 25, 2002. Prior to being discontinued, the Nominating Committee was responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors. The Nominating Committee held one meeting in 2002.

        The Audit Committee—The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to stockholders and the Securities and Exchange Commission ("SEC"); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Audit Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Audit Committee also is responsible for the selection and retention of Interpublic's independent accountants and the review of their compensation, subject to approval of the Board of Directors. The Audit Committee reports its activities to the Board of Directors. The Audit Committee has adopted a written charter, approved by the Board of Directors, that sets forth its responsibilities and functions. There are currently four directors who serve on the Committee. Each member of the Audit Committee is independent as that term is defined by the listing standards of the New York Stock Exchange. The Audit Committee held fourteen meetings in 2002.

AUDIT COMMITTEE REPORT

        The primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic's financial reporting process. The committee operates pursuant to a Charter approved by the Board. Management is responsible for Interpublic's financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of Interpublic's financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles. With respect to the year ended December 31, 2002, the Audit Committee has:

  •
  Reviewed and discussed the audited financial statements with management;

  •
  Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic's critical accounting policies used in the preparation of Interpublic's annual audited financial statements;

  •
  Discussed with PricewaterhouseCoopers, Interpublic's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

  •
  Received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with PricewaterhouseCoopers matters relating to that firm's independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers' independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Interpublic's Annual Report on Form 10-K for the year ended December 31, 2002.

Michael I. Roth, Chairman Reginald K. Brack Jill M. Considine Richard A. Goldstein

Attendance at Board of Directors and Committee Meetings

        The Board of Directors of Interpublic held seven meetings in 2002 and committees of the Board held a total of thirty-five meetings. During 2002, each director attended 75% or more of the total number of meetings of the Board of Directors and committees on which he or she served.

Directors' Fees

        Each director who is not an employee of Interpublic or one of its subsidiaries receives an annual retainer of $24,000 for serving as a director, an annual retainer of $2,000 for each committee on which he or she serves, a fee of $1,000 for each meeting of the Board attended and a fee of $1,000 for each committee meeting attended. The Chairman of the Compensation Committee and the Chairman of the Audit Committee each receives an additional retainer of $3,500 per year and the Chairman of the Corporate Governance Committee receives an additional retainer of $3,000 per year.

        Effective as of November 1, 2002, the Board of Directors appointed Frank J. Borelli presiding director of the Board of Directors. As presiding director Mr. Borelli will receive an annual retainer of $200,000.

        Mr. Goldstein and Ms. Considine each has an agreement with Interpublic for the deferral of all fees that the individual is entitled to receive as a director or as a member of any committee of the Board of Directors. The amounts deferred earn credits equivalent to interest in accordance with the terms of Interpublic's Plan for Credits Equivalent to Interest on Balances of Deferred Compensation Owing under Employment Agreements. Payments of the amounts deferred, together with accrued interest, will be made to the director, or his designated beneficiaries as the case may be, in a lump-sum upon the director's death, disability or retirement from the Board.

        Each outside director who, as of December 31, 1995, had accumulated at least five years of service is entitled to receive an annual retirement benefit under the Interpublic Outside Directors' Pension Plan (the "Outside Directors' Pension Plan"). In general, the benefit becomes payable in the month following the month the director leaves the Board. The benefit is equal to the amount of the annual retainer paid to the director as a Board member in the year in which he or she ceased to serve as a director and will be paid for the same number of years as the director's years of service, up to a maximum of 15 years. In the event of the death of a director with a vested retirement benefit, the then present value of the director's unpaid retirement benefits will be paid to the surviving spouse or the estate of the director. Effective December 31, 1995, the Outside Directors' Pension Plan was terminated, except to the extent benefits were accrued prior to termination. As a result there have been no further accruals for the benefit of existing directors under the Outside Directors' Pension Plan for subsequent years. Any director with fewer than five years of service on the date that the Plan was terminated will not receive any benefits under the Plan. Mr. Samper is the only current director who participates in this plan.

        In 1994, the stockholders of Interpublic approved the Interpublic Outside Directors' Stock Incentive Plan (formerly called the Interpublic Outside Directors' Stock Option Plan). The Outside Directors' Stock Incentive Plan (the "Outside Directors' Plan") originally provided for an annual grant of options to purchase the number of shares of Common Stock having an aggregate fair market value of $30,000 on the date of grant. The Board of Directors has amended the Outside Directors' Plan effective as of May 17, 1999, to provide for an annual grant to each outside director of options to purchase 2,000 shares of Interpublic Common Stock. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in full on the third anniversary after the date of grant and expire ten years after the date of grant.

        An outside director may exercise stock options granted prior to June 1, 1996 that are exercisable on the date of cessation of service for 90 days following cessation of service as a director, except that an outside director who is eligible to receive a benefit under the Outside Directors' Pension Plan may exercise such options for five years following the date of retirement from the Board of Directors, but in no event after the expiration of the ten-year option term. Options granted on or after June 1, 1996 that are exercisable at the time of cessation of service may be exercised for a period of three years following cessation of service, whether or not the director is eligible to receive a benefit under the Outside Directors' Pension Plan, but in no event after expiration of the ten-year option term.

        The Outside Directors' Plan also provides for periodic grants of 3,000 restricted shares of Interpublic's Common Stock to each outside director. The first grant was made in June 1996. An additional grant of 3,000 shares will be made every fifth year thereafter while the Outside Directors' Plan remains in effect. The outside director has all rights of ownership with respect to such restricted shares, including the right to vote and to receive dividends, except that, prior to the expiration of a five-year period after the date of grant (the "Restricted Period"), the outside director is prohibited from selling or otherwise transferring the shares. If, on or after the first anniversary of the grant, an outside director's service as a director terminates for any reason (including death) during the Restricted Period, the restrictions on transfer will lapse immediately in proportion to the number of months that have elapsed since the date of grant and the remainder of such restricted shares will be forfeited. If an outside director's service terminates for any reason (including death) before the first anniversary of the date of grant, all such restricted shares will be forfeited. The committee administering the Outside Directors' Plan may in its discretion direct Interpublic to make cash payments to an outside director to assist in satisfying the federal income tax liability with respect to the receipt or vesting of the restricted shares.

        On June 1, 2001, Mr. Borelli, Mr. Brack, Ms. Considine, Mr. Goldstein and Mr. Samper each received under the Outside Directors' Plan an award of stock options, covering 2,000 shares of Common Stock with an exercise price of $36.72 per share. On June 1, 2002, Mr. Borelli, Mr. Brack, Ms. Considine, Mr. Goldstein, Mr. Greeniaus, Michael Roth and Mr. Samper each received an award of stock options, covering 2,000 shares of Common Stock with an exercise price of $30.65 per share. On June 7, 1996, Messrs. Borelli, and Samper each received under the Outside Directors' Plan a grant of 3,000 restricted shares. On June 6, 1997, Mr. Brack and Ms. Considine each received a grant of 3,000 restricted shares. On June 1, 2001, Messrs. Borelli, Samper and Goldstein each were awarded a grant of 3,000 restricted shares. On June 1, 2002, Mr. Brack, Ms. Considine, Mr. Greeniaus and Mr. Roth each were awarded a grant of 3,000 restricted shares.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth information concerning the compensation paid by Interpublic and its subsidiaries to (i) Mr. Dooner who served as the Chief Executive Officer during the last fiscal year, (ii) each of the four other most highly compensated (based on aggregate salary and bonus) executive officers of Interpublic, who were serving as executive officers on December 31, 2002 and (iii) two additional individuals who ceased to be executive officers during 2002 who would, based on their 2002 compensation, have been among the four most highly compensated executive officers of Interpublic for 2002 if they had been serving as executive officers on December 31, 2002 (the "named executive officers"). In each instance, this compensation shown is for services rendered in all capacities for the three-year period ended on December 31, 2002. As used in this Proxy Statement, the executive officers of Interpublic include any director of Interpublic who served as the chief executive officer of McCann-Erickson WorldGroup or FCB Group, both significant operating units of Interpublic.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
					Awards		Payouts
				Other Annual Compen- sation(4)				All Other Compen- sation(7)
Name and Principal Position (1)	Fiscal Year	Salary(2)(3)	Bonus		Restricted Stock Awards(5)	Securities Underlying Options	LTPIP Payouts(6)
John J. Dooner, Jr. Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	$1,250,000 1,250,000 1,155,000	$-0- 500,000 1,500,000	$80,046 73,246 94,713	$2,947,500 -0- 14,921,875	375,000 100,000 568,000	$2,480,000 1,550,100 -0-	$9,927 9,146 8,883
David A. Bell Vice Chairman Of Interpublic	2002 2001 2000	$1,000,000 491,667 —	$-0- 200,000 —	$44,002 — —	$294,750 2,064,375 —	55,000 125,000 —	$-0- -0- —	$212,472 19,165 —
James R. Heekin III Chairman of McCann Erickson WorldGroup and Former Director of Interpublic	2002 2001 2000	$945,750 920,000 752,500	$-0- 400,000 1,200,000	$85,740 77,002 260,503	$1,621,125 2,732,800 1,237,500	221,000 176,000 80,000	$1,040,000 609,750 -0-	$150,552 750,552 727
Bruce S. Nelson Executive Vice President and Chief Marketing Officer	2002 2001 2000	$500,000 500,000 162,879	$-0- 225,000 500,000	$50,971 — —	$442,125 -0- 743,126	83,500 30,000 70,000	$437,500 -0- -0-	$9,719 8,260 6,668
Sean F. Orr Executive Vice President, Chief Financial Officer and Director	2002 2001 2000	$658,333 600,000 575,000	$-0- 400,000 625,000	$55,461 — —	$2,635,400 -0- -0-	137,000 48,000 100,000	$1,190,000 367,500 -0-	$4,560 4,035 4,291
J. Brendan Ryan Chief Executive Officer of FCB Worldwide, L.L.C. and Former Director of Interpublic	2002 2001 2000	$1,000,000 450,000 —	$-0- 300,000 —	$56,226 — —	$265,275 1,376,250 —	45,000 100,000 —	$-0- -0- —	$371,375 20,236 —
Gunnar Wilmot Senior Vice President—Planning & Business Development	2002 2001 2000	$449,167 430,000 430,000	$-0- 90,000 198,750	$52,739 52,896 68,728	$147,375 102,075 305,813	14,500 18,000 8,000	$160,000 71,000 -0-	$109,702 8,154 8,252

(1)
On February 27, 2003, Interpublic announced that David Bell would succeed John J.Dooner, Jr. as our Chairman and CEO and become a member of the Board of Directors.

  Interpublic also announced that Mr. Dooner would assume an active operating role as Chairman and CEO of McCann, replacing James R. Heekin and that Mr. Dooner would retain his seat on Interpublic's Board of Directors.

(2)
Mr. Heekin has agreed to forego annual salary in the amount of $100,000 in consideration for the receipt of three Special Deferred Benefit Agreements which are more fully described in this Proxy Statement under the heading "Special Deferred Benefit Arrangements".

  Mr. Nelson has agreed to forego annual salary in the amount of $100,000 in consideration for the receipt of one Special Deferred Benefit Agreement which is more fully described in this Proxy Statement under the heading "Special Deferred Benefit Agreements".

  (Footnotes continued on following page)

  Mr. Orr has agreed to forego annual salary in the amount of $116,666.67 in consideration for the receipt of one Special Deferred Benefit Agreement which is more fully described in this Proxy Statement under the heading "Special Deferred Benefit Agreements".

  Mr. Wilmot has agreed to forego annual salary in the amount of $80,000 in consideration for the receipt of one Special Deferred Benefit Agreement which is more fully described in this Proxy Statement under the heading "Special Deferred Benefit Agreements".

(3)
The salaries of executive officers continuing to serve in the same position are generally reviewed every two years.
(4)
Other Annual Compensation for 2002 includes $28,272 in medical/dental coverage and $22,887 paid in respect of club dues on behalf of Mr. Dooner; $26,551 in medical/dental coverage and $12,500 paid in respect of auto allowance on behalf of Mr. Bell; $28,272 in medical/dental coverage and $42,179 club dues paid on behalf of Mr. Heekin; $28,272 in medical/dental coverage on behalf of Mr. Nelson; $20,208 in medical/dental coverage on behalf of Mr. Orr; $26,551 in medical/dental coverage and $15,500 paid in respect of auto allowance on behalf of Mr. Ryan; and $28,272 in medical/dental coverage on behalf of Mr. Wilmot.

  Other Annual Compensation of Mr. Bell for 2002 was less than $50,000 and is being disclosed for illustrative purposes only.

  Other Annual Compensation for 2001 includes $21,744 in medical/dental coverage and $24,813 paid in respect of club dues on behalf of Mr. Dooner; $21,744 in medical/dental coverage and $42,006 club dues paid on behalf of Mr. Heekin; $21,744 in medical/dental coverage and $31,152 for market differential allowance paid on behalf of Mr. Wilmot during his employment in London.

  Other Annual Compensation for 2000 includes $40,976, paid in respect of spousal travel on behalf of Mr. Dooner; $220,029 in reimbursement for relocation expenses paid to or on behalf of Mr. Heekin; and $22,590 in medical/dental coverage and $22,833 for market differential allowance paid on behalf of Mr. Wilmot.

(5)
The aggregate number and value of shares of restricted stock held by the named executive officers at December 31, 2002 based on the closing price of the Common Stock on December 31, 2002) are as follows: Mr. Dooner—780,000 shares ($10,982,400); Mr. Bell—85,000 shares ($1,196,800); Mr. Heekin—255,000 shares ($3,590,400); Mr. Nelson 35,000 shares ($492,800); Mr. Orr—124,000 shares ($1,745,920); Mr. Ryan—59,000 shares ($830,720) and Mr. Wilmot—14,000 shares ($197,120). The shares of restricted stock shown in the table as awarded to each named executive officer have at least a three-year vesting period, subject to the discretion of the Committee administering the Plan to release the restrictions not earlier than one year after the grant date.

  Dividends are paid on restricted stock on the same basis as all other outstanding shares of Common Stock.

(6)
Payouts under the Long-Term Performance Incentive Plan ("LTPIP") prior to 2002 were made at the end of four-year performance periods. In 2002, the LTPIP with respect to the 1999-2002 performance period was shortened in order to institute a new performance plan. Payouts received in 2002 were calculated based on the value of the 1999-2001 performance period at the end of 2001 after giving effect to Interpublic's restructuring costs taken in 2001.

  The total payout for the 1997-2000 LTPIP performance period was made in the first quarter of 2001.

(7)
All Other Compensation for 2002 consisted of: (i) the following amounts paid to the named executive officers matching contributions under the Interpublic Savings Plan—Mr. Dooner—$9,375.00; Mr. Bell—$8,000.00; Mr. Nelson—$9,166.67; Mr. Orr—$4,200.00; Mr. Ryan—$66,375; and Mr. Wilmot—$9,150; (ii) premiums paid by Interpublic on group life insurance—Mr. Dooner—$552.00; Mr. Bell—$4,472.00; Mr. Heekin—$552.00; Mr. Nelson—$552.00; Mr. Orr—$360.00; Mr. Ryan—$5,000; and Mr. Wilmot—$552.00.

  In addition, for 2002 Interpublic made a one-time payment in March of 2002 to each of Mr. Heekin of $150,000, Mr. Bell of $200,000, Mr. Ryan of $300,000 and to Mr. Wilmot of $100,000 in connection with each such executive officer's contribution to the restructuring efforts of Interpublic during 2001 and the first half of 2002.

Stock Option Grants In 2002

        The following table provides information on grants of stock options in 2002 to the named executive officers and the estimated grant date present value of the options.

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1),(2),(3) (4),(5), (6) and (7)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(8)
John J. Dooner, Jr.	350,000(1)	4.44%	$29.4750	1/2/12	$3,839,500
	25,000(1)	0.32%	$27.4100	2/28/12	$247,750
David A. Bell	30,000(2)	0.38%	$29.4750	1/02/12	$329,100
	25,000(2)	0.32%	$13.5700	12/17/12	$116,000
James R. Heekin III	205,000(3)	2.60%	$29.4750	1/02/12	$2,248,850
	16,000(3)	0.20%	$27.4100	2/28/12	$158,560
Bruce S. Nelson	46,000(4)	0.58%	$29.4750	1/02/12	$504,620
	7,500(4)	0.10%	$27.4100	2/28/12	$74,325
	30,000(4)	0.38%	$13.5700	12/17/12	$139,200
Sean F. Orr	125,000(5)	1.58%	$29.4750	1/02/12	$1,371,250
	12,000(5)	0.15%	$27.4100	2/28/12	$118,920
J. Brendan Ryan	25,000(6)	0.32%	$29.4750	1/02/12	$274,250
	20,000(6)	0.25%	$13.5700	12/17/12	$92,800
Gunnar Wilmot	10,000(7)	0.13%	$29.4750	1/02/12	$109,700
	4,500(7)	0.06%	$27.4100	2/28/12	$44,595

(1)
Mr. Dooner was granted a stock option award covering 350,000 shares on January 2, 2002. The option becomes exercisable as to (a) 140,000 shares of Common Stock on January 2, 2005; (b) 105,000 shares of Common Stock on January 2, 2006 and (c) 105,000 shares of Common Stock on January 2, 2007. Mr. Dooner received another stock option award covering 25,000 shares on February 28, 2002. The option becomes exercisable on January 1, 2005.

  All options have a ten-year term from date of grant and an exercise price equal to 100% of the fair market value of the Common Stock on the date the award was made.

(2)
Mr. Bell was granted a stock option award covering 30,000 shares on January 2, 2002. The option becomes exercisable as to (a) 12,000 shares of Common Stock on January 2, 2005; (b) 9,000 shares of Common Stock on January 2, 2006 and (c) 9,000 shares of Common Stock on January 2, 2007. Mr. Bell received another stock option award covering 25,000 shares on December 17, 2002. The option becomes exercisable as to (a) 8,250 shares of Common Stock on December 17, 2004; (b) 8,250 shares of Common Stock on December 17, 2005 and (c) 8,500 shares of Common Stock on December 17, 2006.

  All options have a ten-year term from date of grant and an exercise price equal to 100% of the fair market value of the Common Stock on the date the award was made.

(3)
Mr. Heekin was granted a stock option award covering 205,000 shares on January 2, 2002. The option becomes exercisable as to (a) 82,000 shares of Common Stock on January 2, 2005; (b) 61,500 shares of Common Stock on January 2, 2006 and (c) 61,500 shares of Common Stock on January 2, 2007. Mr. Heekin received another stock option award covering 16,000 shares on February 28, 2002. The option becomes exercisable on January 1, 2005.

  All options have a ten-year term from date of grant and an exercise price equal to 100% of the fair market value of the Common Stock on the date the award was made.

(4)
Mr. Nelson was granted a stock option award covering 46,000 shares on January 2, 2002. The option becomes exercisable as to (a) 18,400 shares of Common Stock on January 2, 2005; (b) 13,800 shares of Common Stock on January 2, 2006 and (c) 13,800 shares of Common Stock on January 2, 2007. Mr. Nelson received another stock option award covering 7,500 shares on February 28, 2002. The option becomes exercisable on January 1, 2005. Mr. Nelson also received a stock Option award covering 30,000 shares on December 17, 2002. This option becomes exercisable as to (a) 9,900 shares of Common Stock on December 17, 2004; (b) 9,900 shares of Common Stock on December 17, 2005 and (c) 10,200 shares of Common Stock on December 17, 2006.

  All options have a ten-year term from date of grant and an exercise price equal to 100% of the fair market value of the Common Stock on the date the award was made.

(5)
Mr. Orr was granted a stock option award covering 125,000 shares on January 2, 2002. The option becomes exercisable as to (a) 50,000 shares of Common Stock on January 2, 2005; (b) 37,500 shares of Common Stock on January 2, 2006 and (c) 37,500 shares of Common Stock on January 2, 2007. Mr. Orr received another stock option award covering 12,000 shares on February 28, 2002. The option becomes exercisable on January 1, 2005.

  All options have a ten-year term from date of grant and an exercise price equal to 100% of the fair market value of the Common Stock on the date the award was made.

(6)
Mr. Ryan was granted a stock option award covering 25,000 shares on January 2, 2002. The option becomes exercisable as to (a) 10,000 shares of Common Stock on January 2, 2005; (b) 7,500 shares of Common Stock on January 2, 2006 and (c) 7,500 shares of Common Stock on January 2, 2007. Mr. Ryan received another stock option award covering 20,000 shares on December 17, 2002. The option becomes exercisable as to (a) 6,600 shares of Common Stock on December 17, 2004; (b) 6,600 shares of Common Stock on December 17, 2005 and (c) 6,800 shares of Common Stock on December 17, 2006.

  All options have a ten-year term from date of grant and an exercise price equal to 100% of the fair market value of the Common Stock on the date the award was made.

(7)
Mr. Wilmot was granted a stock option award covering 10,000 shares on January 2, 2002. The option becomes exercisable as to (a) 4,000 shares of Common Stock on January 2, 2005; (b) 3,000 shares of Common Stock on January 2, 2006 and (c) 3,000 shares of Common Stock on January 2, 2007. Mr. Wilmot received another stock option award covering 4,500 shares on February 28, 2002. The option becomes exercisable on January 1, 2005.

  All options have a ten-year term from date of grant and an exercise price equal to 100% of the fair market value of the Common Stock on the date the award was made.

(8)
The grant date present value of each of the stock option awards to the named executive officers is calculated using the Black Scholes Option Pricing Model and assumes the options are held for six years. The options awarded to the named executive officers on January 2, 2002 include the following assumptions: volatility of 34.14%, dividend yield of 1.29% and risk-free rate of return of 5.03%. The options award to the named executive officers on February 28, 2002 include the following assumptions: volatility of 34.24%, dividend yield of 1.39% and risk-free rate of return of 4.65%. The options award to the named executive officers on December 17, 2002 include the following assumptions: volatility of 41.75%, dividend yield of 2.80% and risk-free rate of return of 3.52%.

Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values

        The following table provides information on stock option exercises and the number and the year-end value of options held by the named executive officers.

			Number of Shares Underlying Unexercised Options at December 31, 2002 (#)
					Value of Unexercised In-The-Money Options December 31, 2002($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John J. Dooner, Jr.	64,800	59,668	495,240	1,163,000	$560,577	$0
David A. Bell	None	—	370,728	180,000	0	12,750
James R. Heekin III	None	—	256,100	605,000	416,821	0
Bruce S. Nelson	None	—	0	183,500	0	15,300
Sean F. Orr	None	—	64,800	397,000	0	0
J. Brendan Ryan	9,120	207,434	513,912	145,000	13,133	10,200
Gunnar P. Wilmot	38,880	900,233	40,440	56,500	0	0

(1)
Based on the closing price of the Common Stock on December 31, 2002.

Long-Term Incentive Plan — Awards in 2002

Estimated Future Payouts Under Non-Stock Price Based Plans
Performance or Other Period Until Maturation or Payout
Name	Allocation of Performance Units	Number of Performance Units (#)		Threshold ($)	Target ($)	Maximum ($)
John J. Dooner, Jr.	IPG Worldwide	20,000(1)	2002-2004	N/A	N/A	N/A
David A. Bell	IPG Worldwide	5,000(1)	2002-2004	N/A	N/A	N/A
	FCB Group	5,000(2)	2002-2004	N/A	N/A	N/A
James R. Heekin, III	McCann Erickson	16,000(3)	2002-2004	320,000	1,840,000	3,600,000
WorldGroup
Bruce S. Nelson	IPG Worldwide	6,000(1)	2002-2004	N/A	N/A	N/A
Sean F. Orr	IPG Worldwide	12,000(1)	2002-2004	N/A	N/A	N/A
J. Brendan Ryan	FCB Group	10,000(4)	2002-2004	200,000	1,150,000	2,250,000
Gunnar P. Wilmot	IPG Worldwide	4,500(1)	2002-2004	N/A	N/A	N/A

(1)
As a result of Interpublic's financial performance during 2002, these awards of LTPIP units to Messrs. Dooner, Bell, Nelson, Orr and Wilmot based on the financial performance of Interpublic as a whole for for the 2002-04 period have been canceled with their consent.

(2)
These 5,000 LTPIP units awarded to Mr. Bell relate to the financial performance of FCB Group and were not canceled.

(3)
Mr. Heekin's employment with McCann-Erickson WorldGroup was terminated on February 27, 2003. Under the terms of the LTPIP, Mr. Heekin is entitled only to the portion of the award in which Mr. Heekin was vested at the time of his termination.

(4)
These 10,000 LTPIP units awarded to Mr. Ryan relate to the performance of FCB Group and were not canceled.

        Prior to 2002, payouts under the LTPIP were made at the end of four-year performance periods. During 2002, Interpublic amended the LTPIP to provide for payouts at the end of three-year performance periods. The 2001-2004 performance periods and the awards given by Interpublic for such periods were cancelled and the executive officers were awarded performance units for the 2002-2004 performance periods.

        The LTPIP provides for annual awards of "performance units" to select employees of Interpublic or its subsidiaries who are members of the Development Council of Interpublic and its subsidiaries. The value of the performance units, which are settled in cash, is tied to the annual growth of operating income of the office, agency or regional or worldwide agency system with which the employee is principally associated. Such performance units are awarded with a provisional value of $100, which may increase to as much as $225. The value may decrease to as little as zero, with the increase or decrease depending in each case on the extent to which the growth rates of operating income of the applicable operating components exceed or fall short of pre-established compound growth rates in operating income over a period of three calendar years (a "performance period").

        The threshold growth rate objective is based on 4% growth in cumulative compound operating income of an operating component during a performance period, resulting in a threshold payout of $20 per performance unit. Failure to reach the threshold growth rate will result in a zero award. The LTPIP does not provide for a target performance level. A target growth rate of 10% has been assumed for purposes of this presentation. This growth rate would result in a target payout of $115 per performance unit. The maximum growth rate objective is 20% resulting in a maximum payout of $225 per performance unit.

EMPLOYMENT AGREEMENTS, TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

        Each of the following named executive officers has an employment agreement with Interpublic. The annual salary and the termination date of the respective employment agreement are set forth below:

Name	Salary	Expiration Date (1)
David A. Bell	$1,000,000	March 1, 2005
John J. Dooner, Jr.	1,250,000	December 31, 2003
James R. Heekin III	970,000	December 31, 2003
Bruce S. Nelson	500,000	August 31, 2005
Sean F. Orr	850,000	May 31, 2004
J. Brendan Ryan	1,000,000	January 1, 2006

(1)
Each employment agreement is terminable by either party at any time upon twelve months' notice, except for the employment agreement of J. Brendan Ryan which is terminable on the terms set forth below under the heading "Termination and Change of Control Agreements—J. Brendan Ryan Severance Arrangements".

Employment Agreement Amendments

Dooner Amendment

        Mr. Dooner and Interpublic entered into a supplement effective as of March 31, 2003, to Mr. Dooner's employment agreement which provides for an LTPIP award of 20,000 units for the 2003-2005 performance period and a grant of ten year options to purchase 176,709 shares of Common Stock. The stock options have an exercise price based on the average of the high and low market prices of Interpublic Common Stock on the date of grant. The stock options become exercisable on January  1, 2006.

Orr Amendment

        Mr. Orr and Interpublic entered into a supplement effective as of March 31, 2003, to Mr. Dooner's employment agreement which provides for an LTPIP award of 12,000 units for the 2003-2005 performance period and a grant of ten year options to purchase 106,025 shares of Common Stock. The stock options have an exercise price based on the average of the high and low market prices of Interpublic Common Stock on the date of grant. The stock options become exercisable on January 1, 2006.

Special Deferred Benefit Arrangements

Bell Deferred Compensation Arrangement

        Mr. Bell is a participant in the True North Communications Inc. Deferred Compensation Plan, which provides that if he dies while he is employed by the Company, his beneficiaries will receive $60,000 annually for 15 years. In addition, upon Mr. Bell's retirement or the termination of his employment the Company will pay him $60,000 per year for 15 years.

        After Mr. Bell's employment terminates, if he were to die before all applicable payments were made under this arrangement, Interpublic would make the remaining payments to his beneficiaries.

Special Deferred Benefit Agreements

        In addition to an employment contract, each of the named executive officers other than Messrs. Bell and Ryan has entered into special deferred benefit agreements with Interpublic as described below.

        Mr. Dooner is a party to three agreements which in the aggregate provide that if he dies while he is employed by Interpublic $2,186,000 per year will be paid to his beneficiaries for 15 years following his death. In addition, these agreements provide that if Mr. Dooner's employment is terminated due to him becoming disabled $2,186,000 per year will be paid to him for 15 years following such termination. Alternatively, if he retires, resigns or is otherwise no longer in the employment of Interpublic on or after his 55th birthday he will be paid benefits for 15 years ranging from $930,200 to $2,186,000 per year, depending upon the year his employment terminates. In the event Mr. Dooner's employment terminates prior to his 55th birthday (other than by reason of death or disability) he will be paid lesser sums but not less than an aggregate of $540,000. Interpublic also has entered into an agreement with Mr. Dooner which provides that if he dies while he is employed by Interpublic, his beneficiaries will receive $88,500 annually for 15 years. In addition, if Mr. Dooner's employment is terminated due to him becoming disabled $88,500 per year will be paid to him for 15 years following such termination. Alternatively, when he retires from Interpublic, Interpublic will pay him retirement benefits at the rate of $88,500 per year for 15 years.

        After Mr. Dooner's employment terminates, if he were to die before all applicable payments were made under these agreements, Interpublic would make the remaining payments to his beneficiaries.

        Mr. Heekin is a party to three agreements which provide that if he dies while he is employed by Interpublic, an aggregate of $272,500 will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer employed by Interpublic on or after his 55th birthday he will be paid benefits for 15 years in the aggregate ranging from $164,950 to $272,500 per year, depending upon the year his employment terminates. Two of these agreements provide that in the event Mr. Heekin's employment terminates prior to his 55th birthday (other than by reason of death) he will be paid lesser sums not in excess of $350,000. The third agreement provides that in the event that Mr. Heekin's employment terminates prior to his 55th birthday (other than by reason of death) he will be paid lesser sums than described above, but not less than $245,833. Interpublic also has entered into another agreement with Mr. Heekin which provides that if he dies while employed by Interpublic, $50,000 will be paid to his beneficiaries for 15 years following his death. If he retires, resigns or is otherwise no longer employed by Interpublic on or after his 58thbirthday, he will be paid benefits for 15 years ranging from $38,000 to $50,000 per year, depending upon the year that his employment terminates. If Mr. Heekin's employment terminates prior to his 58th birthday (other than by reason of death) he will be paid lesser sums not to exceed $200,000.

        After Mr. Heekin's employment terminates, if he were to die before all applicable payments were made under these agreements, Interpublic would make the remaining payments to his beneficiaries.

        Mr. Nelson is a party to two agreements with Interpublic. The first agreement provides that if he dies while he is employed by Interpublic, $280,000 per year will be paid to his beneficiaries for 15 years following his death. If he retires, on or after his 60th birthday, he will be paid a benefit of $280,000 per year for 15 years. If he retires, resigns or his employment is terminated with Interpublic on or after his 50th birthday but prior to his 60th birthday, he will receive benefits for 15 years ranging from $156,000 to $270,160 depending upon the year his employment terminates. The second agreement provides that if he dies while he is employed by Interpublic, $120,000 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 60th birthday, Interpublic will pay him a benefit of $120,000 per year for 15 years. If he retires, resigns or his employment with Interpublic terminates on or after his 55th birthday but prior to his 60th birthday, Interpublic will pay him benefits for 15 years ranging from $62,400 to $112,800 depending upon the year he leaves Interpublic. If Mr. Nelson's employment with Interpublic terminates (other than by reason of death) prior to his 55th birthday, he will receive lesser sums not to exceed $600,000.

        After Mr. Nelson's employment terminates, if he were to die before all applicable payments were made under these agreements, Interpublic would make the remaining payments to his beneficiaries.

        Mr. Orr is a party two agreements with Interpublic. The first Agreement provides that if he dies while he is employed by Interpublic, $165,000 per year will be paid to his beneficiaries for 15 years following his death. In addition, this agreement provides that if Mr. Orr's employment is terminated due to him becoming disabled $165,000 per year will be paid to him for 15 years following such termination. Alternatively, if he retires, resigns or is otherwise no longer employed by Interpublic on or after his 55th birthday, he will be paid benefits for 15 years ranging from $115,500 to $165,000 per year, depending upon the year his employment terminates. In the event Mr. Orr's employment terminates prior to his 55th birthday (other than by reason of death or disability) he will be paid a sum of no more than $400,000. The second agreement provides that if he dies while he is employed by Interpublic, $260,000 per year will be paid to his beneficiaries for 15 years following his death. In addition, this agreement provides that if Mr. Orr's employment is terminated due to him becoming disabled $260,000 per year will be paid to him for 15 years following such termination. If he retires on or after his 60th birthday, Interpublic will pay him a benefit of $260,000 per year for 15 years. If he retires, resigns or his employment with Interpublic terminates on or after his 56th birthday but prior to his 60th birthday, he will be paid benefits for 15 years ranging from $182,000 to $260,000 per year, depending upon the year his employment terminates. If Mr. Orr's employment with Interpublic terminates prior to his 56th birthday (other than by reason of death or disability) he will be paid lesser sums than described above for this agreement, but not less than $67,123.

        After Mr. Orr's employment terminates, if he were to die before all applicable payments were made under these agreements, Interpublic would make the remaining payments to his beneficiaries.

        Mr. Wilmot is a party to three agreements which provide that if he dies while he is employed by Interpublic, an aggregate of $269,000 will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer employed by Interpublic on or after his 55th birthday he will be paid benefits for 15 years in the aggregate ranging from $184,940 to $269,000 per year, depending upon the year his employment terminates. Two of these agreements provide that in the event Mr. Wilmot's employment terminates prior to his 55th birthday (other than by reason of death) he will be paid lesser sums than described above, but not less than $335,000. The third agreement provides that in the event that Mr. Wilmot's employment terminates prior to his 55th birthday (other than by reason of death) he will be paid lesser sums not to exceed $240,000. Interpublic also has entered into another agreement with Mr. Wilmot which provides that if he dies while employed by Interpublic, $66,000 will be paid to his beneficiaries for 15 years following his death. If he retires, resigns or is otherwise no longer employed by Interpublic on or after his 58thbirthday, he will be paid benefits for 15 years ranging from $54,120 to $66,000 per year, depending upon the year that his employment terminates. If Mr. Wilmot's employment terminates prior to his 58th birthday (other than by reason of death) he will be paid lesser sums than described above for this agreement, but not less than $30,000.

        After Mr. Wilmot's employment terminates, if he were to die before all applicable payments were made under these agreements, Interpublic would make the remaining payments to his beneficiaries.

Termination and Change in Control Agreements

David Bell Severance Arrangement

        Effective February 27, 2003, David Bell became chairman and chief executive officer of Interpublic. Mr. Bell has an employment agreement with True North Communications, Inc. ("True North"), dated January 1, 2000, to which Interpublic became a party when it acquired True North in June of 2001.

        Mr. Bell's employment agreement, as supplemented, provides that Mr. Bell upon a "Qualifying Termination", other than for death or disability, is entitled to receive for a period of three years a cash severance of an amount equal to (a) his base salary at the rate payable to him on the date of his termination and (b) the higher of the annual bonus payable to Mr. Bell for the calendar year in which he is terminated or the average annual bonus during the three full calendar years prior to the year his employment is terminated. The employment agreement provides that a "Qualifying Termination occurs upon (a) the termination of Mr. Bell's employment agreement by Interpublic prior to the expiration of his term of employment without "cause" without providing Mr. Bell with either twelve months notice of such termination or payment of his salary for twelve months in lieu of such notice, (b) Mr. Bell providing a notice of termination to Interpublic within 60 days of the occurrence, without his consent, of (i) a significant change in his status within, or the nature or scope of his duties or responsibilities with, Interpublic, (ii) a material breach by Interpublic of its obligations under the employment agreement, (iii) a decrease in Mr. Bell's base salary, and (iv) Interpublic requiring that the location where Mr. Bell is based is materially changed.

        Mr. Bell's employment agreement also provides that upon (i) the expiration of his term of employment, or (ii) his resignation from Interpublic prior to the expiration of his term of employment (other than upon a Qualifying Termination) Mr. Bell shall become a consultant to Interpublic for a period of five years. As compensation for his consulting services, Mr. Bell shall receive an annual consulting fee equal to 75% of the average of his annual base salary for the last three full calendar years of Mr. Bell's employment. The employment agreement also provides that the stock option grants and restricted stock awards made to Mr. Bell prior to becoming a consultant will continue to vest during the consulting period.

        The agreement provides that Interpublic shall have "cause" to terminate Mr. Bell, if Mr. Bell: (a) engages in conduct that violates a material provision of the employment agreement or, in any material respects, any one or more significant written policies of Interpublic after Mr. Bell is notified of such violations, (b) fails to perform his duties or carry out directions from the board of directors after being notified of such failure, or (c) engages in embezzlement or a misappropriation of corporate funds or other acts of fraud, self-dealing or material dishonesty with respect to significant Company matters or commits a felony or any significant violation of statutory or common law duty of loyalty to Interpublic.

J. Brendan Ryan Severance Arrangement

        J. Brendan Ryan has an employment agreement with True North, dated January 1, 2000, which became an obligation of Interpublic when it acquired True North in June of 2001. The agreement provides for a term of employment of three years which is automatically renewed for successive three year periods unless Interpublic or Mr. Ryan gives at least sixty days notice prior to the expiration of the initial or any subsequent three-year term of the termination of the automatic extension provision. At the end of the initial term, neither party gave such notice and, accordingly, the agreement automatically has been extended to January 1, 2006.

        The employment agreement provides that upon the occurrence of a "qualifying termination", other than due to death or disability, Mr. Ryan is entitled to receive for a period of three years a cash severance payment in an amount equal to the sum of (a) his base salary at the rate payable to him on the date of his termination and (b) the higher of the annual bonus payable to Mr. Ryan for the calendar year in which he is terminated or the average annual bonus during the three full calendar years prior to the year his employment is terminated. A "qualifying termination" is defined to mean (a) the termination of Mr. Ryan's employment by Interpublic without "cause", (b) the expiration of the employment agreement at the end of the initial term or any subsequent term, (c) the termination of the agreement due to the executive's death or disability of the executive, or (d) a termination by the executive due to a material diminution of his duties and responsibilities without his consent or an uncured material breach by Interpublic of its responsibilities under the agreement.

        The agreement also provides that if Mr. Ryan incurs a "qualifying termination" within two years following a "change of control" the benefits received by Mr. Ryan in the preceding paragraph, upon his request, would become payable in one lump sum. Under the agreement a "change of control" occurs if: (a) any person other than True North, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 20% or more of the total voting power of True North's then outstanding voting securities; (b) the stockholders approve an agreement to merge or consolidate with another corporation (other than a subsidiary of True North) or an agreement to sell or dispose of all or substantially all of the business or assets of True North, unless True North voting stock outstanding immediately prior to such transaction represents at least 70% of the total voting stock of the surviving entity; or (c) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by True North's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. The acquisition of True North by Interpublic in June 2001 consituted a "change of control" under Mr. Ryan's agreement.

        The agreement provides that Interpublic shall have "cause" to terminate Mr. Ryan, if in the reasonable determination of the Board or the Compensation Committee, he: (a) engages in conduct that violates a material provision of the employment agreement or, in any material respects, any one or more significant written policies of Interpublic, (b) fails to perform the essential functions of his job or carry out directions from the chief executive officer of Interpublic or the Board after being notified of such failure or (c) engages in embezzlement or a misappropriation of corporate funds or other acts of fraud, self-dealing or material dishonesty with respect to significant Company matters or commits a felony or any significant violation of statutory or common law duty of loyalty to Interpublic.

Executive Severance Agreements

        Interpublic has entered into an agreement with each of the named executive officers, other than Messrs. Bell, Ryan and Wilmot, pursuant to which a cash severance payment would become payable to the executive individual if, within two years after a "change of control," (i) the executive's employment is terminated by Interpublic other than for "cause" or (ii) the executive's resigns for "good reason."

        The agreements provide that a "change of control" occurs if: (a) any person other than Interpublic or any of its subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 30% or more of the combined voting power of Interpublic's then outstanding voting securities; (b) the stockholders approve an agreement to merge or consolidate with another corporation (other than a subsidiary of Interpublic) or an agreement to sell or dispose of all or substantially all of the business or assets of Interpublic; or (c) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Interpublic's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        Under the agreements, Interpublic shall have "cause" to terminate an executive, following a "change of control", if the executive: (a) engages in conduct that constitutes a felony and that results in the personal enrichment of the executive at Interpublic's expense; (b) refuses to substantially perform his responsibilities for Interpublic; or (c) deliberately and materially breaches any agreement between himself and Interpublic and fails to remedy that breach within a 30-day cure period. An executive may resign for "good reason" following a "change in control" if, without his consent, in any circumstance other than his disability, his office in Interpublic or the geographical area of his employment should be changed or his compensation should not continue to be paid and increased on the same basis as had been in effect prior to the "change of control" or the individual should determine in good faith that Interpublic had, without his consent, effected a significant change in his status within, or the nature or scope of his duties or responsibilities with, Interpublic and Interpublic failed to cure such situation within 30 days after written notice from the individual.

        The severance payment to which an executive would be entitled is equal to three times the individual's average annual compensation during the two calendar years ended prior to the date of the "change of control", plus a partial annual bonus based on the prior year's bonus prorated for the elapsed portion of the year in which employment terminated. The average compensation used in calculating the severance payment would be the executive's taxable compensation plus any deferred compensation accrued during the two relevant years, but would not include any deferred compensation earned in prior years but paid during the two years and would not include any taxable compensation relating to any stock option or restricted stock plan of Interpublic.

        Each agreement also provides that if the executive's employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of Interpublic or any of its subsidiaries to leave such employ to enter into the employ of the individual, or any person or entity with which the individual is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of Interpublic or any of its subsidiaries on the date the individual's employment terminates.

        The agreements give the executive an option to limit payment under the agreements to such sum as would avoid subjecting the individual to the excise tax imposed by Section 4999 of the Internal Revenue Code.

        Also under the severance agreements, sums previously deferred by the executive pursuant to employment agreements and under the Management Incentive Compensation Plans of Interpublic and its subsidiaries and amounts payable under Special Deferred Benefit Agreements would become payable within 30 days following a "change of control" if the individual has elected to receive the distribution prior to the "change of control."

Retirement Plan

        As of January 1, 1992, Interpublic adopted the Interpublic Retirement Account Plan to provide benefits under a "cash balance formula" to employees of Interpublic and most of its domestic subsidiaries who have at least five years of service. Each year a participant's account balance is credited with an amount equal to a percentage of the participant's annual compensation and interest credits. The percentage of annual compensation varies based on the sum of the participant's age and years of service from 1.5% for participants with a sum less than 40 years to 5% for participants with a sum of 80 or more years. Interest credits are based on the 1-year U.S. Treasury bill rate plus 1 percentage point, compounded quarterly, and are guaranteed to be at least 5% per year, compounded quarterly.

        Until July 31, 1987, employees of Interpublic and most of its domestic subsidiaries were entitled in general to receive at retirement a monthly retirement benefit pursuant to a defined benefit pension formula computed as a percentage of average monthly compensation during the five consecutive calendar years with highest compensation with certain exclusions. The percentage of average monthly compensation used to calculate the monthly benefit was determined by multiplying the number of years of accredited service (which is defined in the Plan as the period of participation in the Plan) by 1.3%.

        Beginning July 31, 1987, the method of calculating the pension benefit was changed to a career average formula based on annual compensation. The percentage of annual compensation used to calculate the benefit was 1% of each year's compensation up to $15,000 plus 1.3% of any compensation in excess of that amount.

        Participants under the defined benefit pension formula on December 31, 1991, had their normal retirement benefit converted on an actuarial basis into an "opening cash balance" as of January 1, 1992. In addition, participants continued to accrue benefits pursuant to the career average formula and became eligible to receive upon retirement the higher of (1) the participant's benefit under the cash balance formula or (2) the participant's accrued retirement benefit under the career average formula as of December 31, 1991, plus any accrual after that date calculated pursuant to the career average formula. Employees joining Interpublic after December 31, 1991, were eligible to accrue benefits only under the cash balance formula.

        With certain minor exceptions, "compensation" under the career average formula as well as the cash balance formula includes all compensation subject to federal income tax withholding. Annual compensation for pension accruals since December 31, 1988 has been limited by federal tax law.

        As of March 31, 1998, Interpublic froze benefit accruals under the Interpublic Retirement Account Plan and participants whose benefits were not already vested became fully vested as of April 1, 1998. Retirement account balances as of that date will continue to be credited with interest until benefits begin in accordance with the generally applicable Plan provisions, but additional Company allocations have been discontinued as of March 31, 1998.

        Effective April 1, 1998, employees with five or more years of Retirement Account Plan participation began to participate in a new Compensation Plan. Under the new Compensation Plan, an account is established for each eligible employee and credited with up to ten annual allocations depending on the employee's years of participation in the Retirement Account Plan. Each annual allocation approximates the discontinued allocations under the Retirement Account Plan. In general, the balance in each employee's account begins to vest gradually after five years of participation in the new Compensation Plan. Payouts generally are made while the employee is still employed by Interpublic or one of its subsidiaries.

        The estimated annual retirement benefit that each of the named executive officers (other than Messrs. Bell, Orr and Ryan) would receive at the normal retirement age of 65 years old, payable as a straight life annuity under the Interpublic Retirement Account Plan is as follows: Mr. Dooner—$62,185; Mr. Heekin—$3,831; Mr. Nelson—$58,259 and Mr. Wilmot—$37,447. Alternatively, each of them could take the benefit as a lump sum estimated as follows: Mr. Dooner—$710,194; Mr. Heekin—$42,563, Mr. Nelson—$665,358 and Mr. Wilmot—$427,447.

        Prior to normal retirement age, under the New Compensation Plan, Mr. Dooner will receive a total distribution of $108,500.

        Prior to normal retirement age, under the New Compensation Plan, Mr. Wilmot will receive a total distribution of $97,441.

        Mr. Heekin is not eligible to participate under the New Compensation Plan because he had less than five years of participation under the Interpublic Retirement Account Plan at the time benefit accruals were frozen.

        Mr. Nelson is ineligible to participate under the New Compensation Plan because he was not employed with Interpublic at the time the New Compensation Plan became effective.

        Each of Messrs. Bell, Orr and Ryan is not entitled to receive benefits under the Interpublic Retirement Account Plan or the New Compensation Plan because he was hired by Interpublic after the Retirement Account Plan was frozen.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Policies for Executive Officers

        Interpublic's overall business strategy is to increase shareholder value over the long term. Consistent with this strategy, the Compensation Committee has endeavored to develop and administer compensation policies that are linked to the successful achievement of Interpublic's strategy.

        The objective of Interpublic's executive compensation program is to provide key executives with short-term and long-term compensation opportunities that will enhance shareholder value by motivating executives, increasing retention and rewarding outstanding individual and Interpublic performance.

        The compensation paid to executives consists of a base salary, benefits, annual and long-term incentive compensation tied to Interpublic's financial performance and stock-based compensation. Incentive opportunities are weighted toward the long term for Interpublic's most senior executives, with a major portion of the long-term incentives being equity oriented. Equity and cash incentives are provided pursuant to one or more of the following programs established under Interpublic's shareholder-approved 2002 Performance Incentive Plan:

  •
  Management Incentive Compensation Program (the "MICP"), which is an annual bonus arrangement under which a bonus pool is created based on operating income for the last-completed fiscal year. Individual awards are made from the bonus pool based on the achievement of established performance criteria and are typically paid in cash but may be paid in stock.
  •
  Long-Term Performance Incentive Program (the "LTPIP"), which provides for annual awards of performance units each having a three-year term. These awards entitle a participating executive to receive cash payments based on the extent to which operating income and margin targets are achieved over the three-year period. The performance targets may be tied to a particular operating entity, a division or the entire company depending on the responsibilities of the executive.
  •
  Stock Incentive Program, which provides for the issuance of stock options and restricted stock. These instruments attain value or increase in value over time only if the market price of Interpublic Common Stock increases. They are usually forfeited in the absence of action by the Committee if an executive fails to remain employed by Interpublic for a specified period following the date of the award.

        The determination of the amount and form of executive compensation, including incentive compensation, paid to each executive officer of Interpublic is made by the Committee based on a discretionary evaluation, after taking into account a range of factors that include:

  (i)
  The financial results of Interpublic and anticipated developments in the marketing communications industry.
  (ii)
  The total annualized compensation for the particular executive based on salary, benefits and both short- and long-term incentive compensation.
  (iii)
  The accumulated value of incentive compensation previously provided such as stock options, restricted stock or performance units.
  (iv)
  The current and future financial and tax impact on Interpublic and on the executive of benefits under Interpublic's compensation plans.
  (v)
  The specific achievements of the executive measured against pre-determined annual objectives.
  (vi)
  The talents and accumulated experience of the executive in relation to their value to the future performance of Interpublic.

        There is no pre-determined weight assigned to any of the above factors; however, compensation decisions by the Committee are greatly influenced by the annual financial performance of Interpublic.

        The Committee's overall knowledge and experience of executive compensation practices provide the basis for making the subjective evaluations which in part determine the salaries paid and the incentive awards made to the executive officers.

        Most of the members of the Compensation Committee have served and continue to serve on a number of other corporate boards in a similar capacity. All members have extensive knowledge of compensation practices in the private business sector generally.

2002 Compensation of Executive Officers

Base Salaries

        Salary increases for executive officers and employee directors are based on individual performance, promotions and overall financial results. The base salary of one employee director was increased during 2002. Base salaries for executive officers and other senior executives of Interpublic are established by reference to the factors noted above and with the advice of outside remuneration consultants. The Compensation Committee has established a policy of setting base salary levels within 15% above or below mid-market levels for comparable positions in the marketing communications industry.

MICP

        Under the Management Incentive Compensation Program, annual bonuses to officers and key employees of Interpublic and its subsidiaries are paid from an annual bonus pool that may not exceed 5% of the amount by which consolidated pre-tax income on a worldwide basis exceeds 15% of the average equity capital of Interpublic in the immediately preceding calendar year. For the 2002 fiscal year, no MICP payments were made to executive officers. The MICP pools were significantly reduced in most operating divisions and the pool was reduced to zero for the corporate operation. These pools were based on the financial performance target which were not met and which were also a significant aspect of the executive's personal objectives.

LTPIP

        The Long-Term Performance Incentive Program comprises a significant portion of the total compensation for executive officers of Interpublic and key executives of its subsidiaries. Awards under the LTPIP, consisting of performance units each having a three-year term, are granted annually. In determining individual LTPIP awards to executive officers, the Committee considers a number of factors including, but not limited to, tenure with Interpublic, history of past grants, performance and current job level of the executive or significant changes in the executive's responsibilities.

        In March 2002, new grants of performance units for the 2002-2004 performance period were made to executive officers including those listed in the Long-Term Incentive Plan Table. However, due to Interpublic's financial performance during 2002, it became apparent to the Committee that the performance goal contemplated by the terms of the awards would not be achieved. Therefore, all LTPIP units based on the consolidated financial performance of Interpublic granted to executive officers for 2002-04 period have been cancelled. LTPIP units for 2002-2004 performance period which are tied to the financial performance of divisions and units of Interpublic remain in place.

Equity Grants

        Under the shareholder-approved 2002 Performance Incentive Plan, stock options and restricted stock may be awarded to officers and key employees of Interpublic and its subsidiaries. Stock options are granted on such terms as are approved by the Committee, provided that the term of the option may not exceed ten years and the exercise price may not be less than the fair market price of the Common Stock on the date of grant. Shares of restricted stock granted are typically restricted as to the selling or transferring of the shares typically for three to five years from date of grant and are forfeited if the executive should leave the employment of Interpublic, unless the Committee determines otherwise. In determining individual grants of stock options and restricted stock the Committee takes into consideration the number of years since previous grants, the financial performance of Interpublic over recent years in terms of annual operating margin, revenue and operating income growth and the growth of shareholder value and the overall compensation and performance of the executive. The Committee also reviews various outside survey data pertaining to the pattern of grants made by other companies having approximate capitalization and growth similar to those of Interpublic (including several of the companies in the Peer Group Indices appearing in the two performance graphs that follow this Report).

        Restricted stock and stock options are periodically granted by the Committee to executive officers and are designed to focus key executives on the long-term performance of Interpublic. Grants to the named executive officers are shown in the preceding tables.

Tax Law

        Under the federal income tax laws, the deduction that a publicly-held company is allowed for compensation paid to the chief executive officer and to its other four most highly compensated executive officers generally is limited to $1 million exclusive of qualifying performance-based compensation. The Committee has and will continue to consider ways to maximize the deductibility of executive compensation, including the utilization of performance-based plans, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The 2002 Performance Incentive Plan contains provisions relating to MICP Awards, LTPIP Awards, stock option grants and performance units that are intended to make the awards eligible for exclusion from the $1 million limitation.

Compensation of Chief Executive Officer

        Mr. Dooner's compensation during 2002 consisted of a cash salary of $1,250,000 per year, as specified in his Employment Agreement and an LTPIP grant of 20,000 performance units (which was subsequently canceled with Mr. Dooner's consent), a total of 375,000 stock options and 100,000 shares of restricted stock. No bonus was paid to Mr. Dooner for the year 2002. It is the Committee's policy to review the salary of the Chairman & CEO of Interpublic at 24 months intervals. Mr. Dooner's compensation last was reviewed in 2002. In administering the other components of Mr. Dooner's compensation package, the Committee took into account the financial performance of Interpublic in 2002 and other factors including, but not limited to, competitive compensation practices of other marketing communications companies.

        No bonus payment was awarded to Mr. Dooner for the year 2002 compared with $500,000 for the year 2001. In awarding Mr. Dooner no bonus, the Committee took into consideration Interpublic's 2002 operating results which included a 36.5% decline in operating income (before items determined to be non-recurring) and 8.7% decline in revenue compared to 2001. The combination of operating performance and the adverse general business conditions during 2002, the Committee believed, warranted the payment of no annual bonus.

        Interpublic has had a Long-Term Performance Incentive Plan for many years. As currently constituted, the LTPIP provides for the granting of three-year performance units and stock options annually. For the 2002-2004 cycle, Mr. Dooner was granted 20,000 performance units and 25,000 stock options with an exercise price of $27.41 per share, based on the average of the high and low market prices of Interpublic Common Stock on the February 28, 2002 grant date. The stock options become exercisable on January 1, 2005. The performance units, as noted above, have been canceled.

        Mr. Dooner was granted 100,000 shares of restricted stock which will fully vest on January 2, 2007, contingent upon Mr. Dooner remaining employed by Interpublic, but subject to the discretion of the Compensation Committee to release the restrictions not earlier than one year following the date of the grant.

        Also in 2002, Mr. Dooner received a grant of 350,000 stock options with an exercise price of $29.47 per share, based on the average of the high and low market prices of Interpublic Common Stock on the January 2, 2002 grant date. The options will become exercisable 40% after three years from date of grant, 30% four years after date of grant and 30% five years after date of grant. The Committee's objective in awarding Mr. Dooner this grant of restricted stock and stock options, was to bring Mr. Dooner's compensation up to external competitive practices and levels among other marketing communications companies amid increased concerns that a high performing key executive like Mr. Dooner could be lured away with sizable option grants from other companies.

                      Reginald K. Brack, Chairman
                      H. John Greeniaus
                      J. Phillip Samper
                      Michael I. Roth

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (1)
THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
THE S&P 500 AND PEER GROUP INDICES (2)

        The table below contains the data points used in the Performance Graph that appears in the printed proxy statement.

	1997	1998	1999	2000	2001	2002
Interpublic	100.00	161.58	235.48	175.28	123.30	59.86
S & P 500	100.00	128.58	155.63	141.46	124.66	97.12
Peer Group	100.00	143.57	260.07	208.33	181.16	137.08

(1)
Assumes $100 is invested on December 31, 1997, and that all dividends are reinvested.

(2)
The Peer Group index for 2002 consists of Interpublic, Cordiant plc, Omnicom, Grey Advertising and WPP Group. The Peer Group also included, for years prior to 2001, True North Communications, Inc., which was acquired by Interpublic in June 2001, and for the years prior to 2000, Young and Rubicam, Inc., which was acquired by WPP Group in October 2000. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

COMPARISON OF SEVENTEEN YEAR CUMULATIVE TOTAL RETURN OF (1)
THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
THE S&P 500 AND PEER GROUP INDICES (2)

        The table below contains the data points used in the Performance Graph that appears in the printed proxy statement.

	1985	1986	1987	1988	1989	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002
IPG	100.00	130.54	154.18	182.29	247.36	270.92	450.16	555.65	517.12	526.98	720.91	798.88	1268.77	2046.74	2979.03	2214.09	1553.87	752.08
S&P 500	100.00	118.67	124.90	145.58	191.60	185.67	242.11	260.53	286.68	290.45	399.48	491.14	654.95	842.11	1019.29	926.51	816.48	636.10
Peer Grp	100.00	100.16	105.39	106.32	117.62	76.61	109.00	134.63	143.69	155.35	201.93	259.19	384.04	550.08	994.87	795.48	690.21	520.96

(1)
Assumes $100 is invested on December 31, 1986, and that all dividends are reinvested.

(2)
The Peer Group index for 2001 consists of Interpublic, Cordiant plc., Omnicom, Grey Advertising and WPP Group. The Peer Group also included for years prior to 2001, True North Communications, Inc. which was acquired by Interpublic in June 2001, and for the years prior to 2000, Young and Rubicam, Inc. which was acquired by WPP Group in October 2000. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

(3)
An important objective of Interpublic is to create long-term reward for shareholders. The table that appears above has been presented to show comparative cumulative return over a seventeen-year period.

Transactions with Interpublic

        Interpublic in the ordinary course of its business provided guarantees to banking institutions for loans of its subsidiaries. In one instance, Interpublic provided a bank with a guarantee for borrowings of its subsidiaries and affiliates in an amount up to $2,500,000 which included a guarantee of a short term bridge loan made by the bank to Bruce Nelson, an executive of Interpublic, in connection with the purchase of an apartment. The bridge loan, in the amount of $2,000,000, was made in December 2001 and was repaid by Mr. Nelson on May 20, 2002. The interest rate on loan was 2% over the bank's base rate (as defined in the loan document).

Section 16(a) Beneficial Ownership Reporting Compliance

        Shares of Interpublic Common Stock owned by Mr. Bell were sold on December 19, 2002. The transaction was required to be, but not, reported to the Securities and Exchange Commission on Form 4. The sale was reported by Mr. Bell on Form 5 filed January 14, 2003.

        Stock Options to purchase Interpublic Common Stock were awarded to Mr. Bell by the Board of Directors on December 17, 2002. He did not timely file a Form 4 with the Securities and Exchange Commission by December 19, 2002 and failed to include among the securities identified as beneficially owned by him in the Form 5 filed January 14, 2003, such awarded stock options. However, a Form 4 was filed by Mr. Bell with the Securities and Exchange Commission on March 19, 2003.

        Stock Options to purchase Interpublic Common Stock were awarded to Thomas Dowling by the Board of Directors on November 14, 2002. He did not timely file a Form 4 with the Securities and Exchange Commission by November 16, 2002. However, a Form 4 was filed by Mr. Dowling with the Securities and Exchange Commission on November 27, 2002.

        Stock Options to purchase Interpublic Common Stock were awarded to Mr. Heekin by the Board of Directors on January 2, 2002. The transaction was required to be, but not, reported to the Securities and Exchange Commission on Form 5 by February 14, 2003.

        Stock Options to purchase Interpublic Common Stock were awarded to Mr. Nelson by the Board of Directors on December 17, 2002. The transaction was required to be, but not, reported to the Securities and Exchange Commission on Form 4 by December 19, 2002. The transaction was reported by Mr. Nelson on Form 4 filed March 21, 2003.

        Restricted Stock and Stock Options to purchase Interpublic Common Stock were awarded to Mr. Ryan by the Board of Directors on January 2, 2002. The transaction was required to be but not reported to, the Securities and Exchange Commission on Form 5. The transaction was reported by Mr. Ryan on Form 5 filed April 8, 2003.

        Stock Options to purchase Interpublic Common Stock were awarded to Richard P. Sneeder, Jr. by the Board of Directors on November 14, 2002. He did not timely file a Form 4 with the Securities and Exchange Commission by November 16, 2002. However, a Form 4 was filed by Mr. Sneeder with the Securities and Exchange Commission on November 27, 2002.

2. PROPOSAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

        On March 28, 2003, Interpublic's Board of Directors adopted a resolution proposing that Article 4 of Interpublic's Restated Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock, $.10 par value, from 550,000,000 to 800,000,000 shares. In addition to the 387,908,025 shares of Common Stock outstanding at March 28, 2003, a total of 49,510,921 shares were reserved for issuance pursuant to various employee benefit plans, a total of 87,122,644 shares are reserved for issuance upon the conversion of outstanding subordinated convertible debentures, a total of 3,800,000 shares are reserved for issuance upon conversion of shares of True North common stock which have yet to be tendered in connection with Interpublic's acquisition of True North and a total of 2,744,956 million were reserved for issuance in connection with future deferred payment obligations in connection with various acquisitions. This leaves an aggregate of 17,314,717 shares otherwise available for future issuance.

Purpose of Increase

        The Board of Directors believes that it is in the best interests of Interpublic and its stockholders to make additional shares available for issuance from time to time in order to have the flexibility to meet such corporate purposes and needs as may be determined by the Board of Directors to be proper and as may arise from time to time. In addition, such purposes and needs may include increases in capital through one or more offerings of Common Stock or securities convertible into Common Stock or the issuance of shares of Common Stock in exchange for the acquisition of other companies or properties. If the proposed amendment to the Restated Certificate of Incorporation is approved, the additional shares will be available for issuance at such times as the Board of Directors deems advisable without further action of Interpublic's stockholders, except to the extent required by law or the rules of any stock exchange on which Interpublic's securities are listed by reason of the nature of the transaction in which the shares are to be issued.

Vote Required

        Under Delaware law, the jurisdiction of Interpublic's incorporation, the affirmative vote of the majority of all outstanding shares of Common Stock is necessary for the adoption of the proposed amendment to the Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION

3. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        PricewaterhouseCoopers has been appointed and is acting as independent accountants of Interpublic for the year 2003. This firm has been Interpublic's independent accountants since 1952. PricewaterhouseCoopers has advised Interpublic that they are independent accountants with respect to Interpublic and its subsidiaries within the meaning of the rules and regulations of the Securities and Exchange Commission.

        A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

        Interpublic is submitting this proposal to you because the Board of Directors believes that such action follows sound corporate practice. If you do not ratify the selection of independent auditors, the Board of Directors will consider it a direction to consider selecting other auditors for next year. However, even if you ratify the selection, the Board of Directors may still appoint new independent auditors at any time during the year if it believes that such a change would be in the best interests of Interpublic and its stockholders.

Audit Fees

        The aggregate fees billed for professional services rendered by PricewaterhouseCoopers, in connection with its audit of Interpublic's consolidated financial statements as of and for the fiscal year ended December 31, 2002, its limited reviews of Interpublic's unaudited condensed consolidated interim financial statements included in Interpublic's Quarterly Reports on Form 10-Q and its audit of the restated financial statements filed on Form 10-K/A for periods from 1997 through December 2001 were $17.2 million.

Financial Information Systems Design and Implementation Fees

        During the year ended December 31, 2002, PricewaterhouseCoopers did not render any professional services to Interpublic in connection with the design and implementation of financial information systems.

All Other Fees

        In addition to the fees described above, aggregate fees of $7.4 million were billed by PricewaterhouseCoopers to Interpublic during the year ended December 31, 2002, primarily for the following services (in millions):

  (a)
  Audit related services* $3.1 million.

  (b)
  Income tax compliance and related tax services $4.3 million.

*
Audit related fees include advice on policies and procedures regarding the financial statement close process, audits of Interpublic's employee benefit plans, a review of Interpublic's disclosure controls in connection with Interpublic's certification as required by section 302 of the Sarbanes-Oxley Act, due diligence services and agreed upon procedures.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONFIRMATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS.

4. STOCKHOLDERS' PROPOSAL REGARDING NORTHERN IRELAND

        Interpublic is advised that three stockholders intend to present the proposal set forth below for consideration and action by stockholders at the Annual Meeting. The names and addresses of these three stockholders and the number of shares of Common Stock each has stated that each owns will be furnished by Interpublic promptly upon receipt by Interpublic of an oral or written request for such information. The stockholders' proposal is as follows:

        WHEREAS, Interpublic Group operates a wholly-owned subsidiary in Northern Ireland;

        WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

        WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country;

        WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

  1.
  Increasing the representation of individuals from under-represented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

  2.
  Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

  3.
  The banning of provocative religious or political emblems from the workplace.

  4.
  All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

  5.
  Layoff, recall, and termination procedures should not, in practice favor particular religious groupings.

  6.
  The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

  7.
  The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

  8.
  The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

  9.
  The appointment of a senior management staff member to oversee Interpublic's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED, Shareholders request the Board of Directors to:

  1.
  Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

Supporting Statement

        We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

        Implementation of the MacBride Principles by Interpublic Group will demonstrate its concern for human rights and equality of opportunity in its international operations.

        Please vote your proxy FOR these concerns.

Interpublic's Statement in Opposition

        Interpublic has two agencies in Northern Ireland: McCann-Erickson Belfast, an agency with approximately 30 employees, which Interpublic acquired in June 1986 (hereinafter referred to as "MEB"); and Weber Shandwick Northern Ireland, an agency with approximately 17 employees, which Interpublic acquired in October 1998 (hereinafter referred to as "WSNI").

        The Board of Directors believes that the policies and practices of MEB and of WSNI are consistent with Interpublic's policy to recruit, employ and promote all qualified personnel without regard to race, creed, color, national origin, sex, age, veteran status or disability.

        Interpublic shares the proponents' concern for human rights and equality of opportunity as well as the need to encourage employment and opportunity in Northern Ireland. It believes that an effective commitment to fair employment has been made in good faith by MEB and by WSNI, and that implementation of all of the MacBride Principles is not necessary or desirable under the circumstances. Furthermore, the Board of Directors believes that it is not practical or prudent for the Interpublic to develop solutions in the United States to problems unique to Northern Ireland.

        Interpublic believes that MEB and WSNI are in full compliance with the Fair Employment and Treatment (Northern Ireland) Order 1998, effective in Northern Ireland. Under this law, an employee designated as the Monitoring Officer is required to monitor the religious composition of the workforce and to submit a statutory annual report to the Fair Employment Commission. The Monitoring Officers for MEB and for WSNI report that they have found no evidence of religious or political discrimination in the composition of its workforce.

        MEB has adopted and implements the following Policy Statement on Religious Equality of Opportunity in Employment:

  1.
  Overall responsibility for policy and practice has been undertaken by the Managing Director, although it is emphasized that employees at every level within the organization have a responsibility in the promotion of equality of opportunity in employment.

  2.
  MEB endorses the merit principle, namely that the best individual for a job will be selected without regard for his or her religious belief or perceived religious affiliation. This principle applies both to permanent payroll and temporary positions. The merit principle is confirmed as applying to recruitment to Interpublic, training, transfer and promotion.

  3.
  Job vacancies which require external candidates will be advertised in the press or lodged with accredited organizations including the job centers in a way which ensures that qualified candidates across the community are made aware of such opportunities. Word of mouth as a means of securing applicants is discontinued.

  4.
  MEB will periodically review its selection criteria and procedures to maintain a system where individuals are selected, promoted and treated solely on the basis of their merits and those abilities which are appropriate to the job. Such reviews may include the evaluation of existing and new objective tests related to clearly defined job attributes.

  5.
  MEB will monitor the religious composition of the total employee body by defined job groupings and will carry out compositional analyses of all applicants for vacancies at every level. The religious affiliation records will be maintained, summarized and analyzed by the Monitoring Officer.

  6.
  Where compositional analysis points to the need for further affirmative action, MEB will determine what action is required to be taken and will diligently implement appropriate action.

  7.
  MEB will distribute and publicize this policy statement throughout the premises and elsewhere as is from time to time appropriate.

  8.
  MEB will ensure through the grievance procedure that any employee who believes that inequitable treatment has been applied to him or her within the scope of this policy is afforded full opportunity to raise the matter.

  9.
  All employees have responsibility to accept their personal involvement in the practical application of this policy, but specific responsibility falls upon management who are involved in recruitment, employee administration and training.

  10.
  It is the responsibility of all employees in conjunction with MEB to foster and encourage a harmonious working atmosphere in which no section of the community feels threatened or intimidated because of their religion.

        WSNI has advised that it has completed a review of its employment and recruitment practices and procedures as required by Article 55 of the Fair Employment and Treatment (Northern Ireland) Order 1998 and has implemented the following policies with respect to religious equality of opportunity in employment:

  1.
  WSNI is committed to the twin principles of fair employment and equality in the workplace.

  2.
  Staff at all levels of Interpublic are made aware of WSNI's commitment to fairness and equity of esteem.

  3.
  All vacancies are advertised widely in the press to ensure that all members of society in Northern Ireland, regardless of creed, religion, sex, age or race have the opportunity to learn of such employment opportunities.

  4.
  WSNI adheres to a strict recruitment process which is based entirely on the merit principle of the best person for the job, based on experience and qualifications.

  5.
  Overall responsibility for policy and practice has been undertaken by the Managing Director, although it is emphasized that employees at every level within the organization have a responsibility in the promotion of equality of opportunity in employment.

  6.
  WSNI will periodically review its selection criteria and procedures to maintain a system where individuals are selected, promoted and treated solely on the basis of their merits and those abilities which are appropriate to the job. Such reviews may include the evaluation of existing and new objective tests related to clearly defined job attributes.

  7.
  WSNI will ensure through the grievance procedure that any employee who believes that inequitable treatment has been applied to him or her within the scope of this policy is afforded full opportunity to raise the matter.

  8.
  All employees have responsibility to accept their personal involvement in the practical application of this policy, but specific responsibility falls upon management who are involved in recruitment, employee administration and training.

  9.
  It is the responsibility of all employees in conjunction with WSNI to foster and encourage a harmonious working atmosphere in which no section of the community feels threatened or intimidated because of their religion.

Vote Required

        The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the stockholders' proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE
STOCKHOLDERS' PROPOSAL REGARDING NORTHERN IRELAND.

INFORMATION FOR STOCKHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER.

        Under Securities and Exchange Commission rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and proxy statement (as well as other shareholder communications from the issuer) to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic's 2002 Annual Report and this Proxy Statement. If you did not notify your broker or bank of your objection, you were deemed to have consented to the arrangement. If you determine that you would prefer in the future to receive a separate copy of Interpublic's Annual Reports and proxy statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of Companies, Inc., 1271 Avenue of the Americas, New York, NY 10020, Attention: Secretary or by calling Investor Relations at (212) 399-8000. Your notification should include the name of your brokerage firm or bank and the number of your account.

        If you would like to receive a separate copy of the 2002 Annual Report or this Proxy Statement, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN.

        Participants in the Interpublic Group of Companies, Inc., Savings Plan (the "Plan") may vote the number of shares of Interpublic's Common Stock equivalent to the interest in Interpublic's Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to JPMorgan Chase Bank ("JPMorgan"), the trustee of the Plan, pursuant to the proxy card being mailed with this document to Plan participants. JPMorgan has informed us that it will vote shares in accordance with duly executed instructions if received on or before May 15, 2003. JPMorgan further informs us that if JPMorgan does not receive timely instructions, the Common Stock credited to that participant's account, pursuant to the terms of the Trust Agreement executed by Interpublic and JPMorgan, will not be voted by JPMorgan. JPMorgan will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that JPMorgan votes the Common Stock for which it receives timely instructions.

SOLICITATION OF PROXIES

        This solicitation of proxies is made on behalf of the Board of Directors of Interpublic. Solicitation of proxies will be primarily by mail. In addition, proxies may be solicited in person or by telephone, telefax, e-mail or other means by officers, directors and employees of Interpublic, for which they will receive no additional compensation. Banks, brokers and others holding stock in their names or in the names of nominees for the account of their customers will be reimbursed for out-of-pocket expenses incurred in sending proxy material to the beneficial owners of such shares. The cost of solicitation will be borne by Interpublic. D.F. King & Co., New York, N.Y., has been retained to assist Interpublic in the distribution of proxy materials to, and the solicitation of proxies from, brokers and other institutional holders at a fee of $8,500, plus reasonable out-of-pocket expenses. Interpublic also has agreed to indemnify D.F. King for certain liabilities, including liabilities arising under the federal securities laws.

        The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

                      By Order of the Board of
                      Directors,

                      Nicholas J. Camera
                       Secretary

April 17, 2003

APPENDIX

FORM OF PROXY
THE INTERPUBLIC GROUP OF COMPANIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 20, 2003

The undersigned hereby constitutes and appoints David A. Bell, Sean F. Orr and Nicholas J. Camera, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in The Equitable Center, 787 Seventh Avenue, New York, New York, on Tuesday, May 20, 2003 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the "Plan"), this card also constitutes voting instructions by the undersigned to JPMorgan Chase Bank ("JPMorgan"), the trustee of the trust maintained under the Plan, for all shares held of record by JPMorgan as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by JPMorgan. JPMorgan will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

/*\ Detach here from proxy voting card. /*\

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE	☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2003

9:30 A.M.

THE EQUITABLE CENTER
787 SEVENTH AVENUE
NEW YORK, NEW YORK

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Mark Here for Address Change or Comments	☐

1. Election of Directors Nominees:		FOR	WITHHELD
01. David A. Bell,	06. Richard A. Goldstein		FOR ALL
02. Frank J. Borelli	07. H. John Greeniaus	☐	☐
03. Reginald K. Brack	08. Sean F. Orr
04. Jill M. Considine	09. Michael I. Roth
05. John J. Dooner, Jr	10. J. Phillip Samper

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

For, except vote withheld from the following nominee(s):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4

		FOR	AGAINST	ABSTAIN
ITEM 2	Approval of Amendment to the Company's Restated Certificate of Incorporation to Increase the number of authorized shares of Common Stock to 800 million	☐	☐	☐
ITEM 3	Confirmation of Pricewaterhouse Coopers as independent accountants for 2003.	☐	☐	☐
ITEM 4	Approval of Proposed Shareholder Resolution on Northern Ireland	☐	☐	☐

If you plan to attend the Annual	WILL
Meeting please mark the WILL	ATTEND
ATTEND box.	☐

Please disregard if you have previously provided your consent decision.        ☐

By checking the box to the right, I consent to the future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand I may revoke my consent at anytime by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature	Signature	Date

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

/*\ Detach here from proxy voting card. /*\

Vote by Telephone, Internet, or Mail
24 Hours a Day, 7 Days a Week

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the
Internet. YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 11:00 P.M. EASTERN TIME ON
MAY 19, 2003.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail.

INTERNET		TELEPHONE 1-800-435-6710		VOTE BY MAIL

http://www.eproxy.com/ipg
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your Control Number located in the box below to create and submit an electronic ballot.	OR
		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the postage-paid envelope. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

QuickLinks

GENERAL
1. ELECTION OF DIRECTORS
PRINCIPAL COMMITTEES OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
Individual Grants
Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values
EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (1) THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK, THE S&P 500 AND PEER GROUP INDICES (2)
COMPARISON OF SEVENTEEN YEAR CUMULATIVE TOTAL RETURN OF (1) THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK, THE S&P 500 AND PEER GROUP INDICES (2)
2. PROPOSAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
3. APPOINTMENT OF INDEPENDENT ACCOUNTANTS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONFIRMATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS.
4. STOCKHOLDERS' PROPOSAL REGARDING NORTHERN IRELAND
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDERS' PROPOSAL REGARDING NORTHERN IRELAND.
SOLICITATION OF PROXIES